Exhibit 4.52

SHARE AND ASSET PURCHASE AGREEMENT

among

Cheetah Mobile Inc. (formerly known as Kingsoft Internet Software Holdings Limited),

Cheetah Technology Corporation Limited,

Beike Internet (Beijing) Security Technology Co., Ltd.,

Hongkong Zoom Interactive Network Marketing Technology Limited,

Beijing Pzoom Interactive Network Marketing Technology Co., Ltd.,

Beijing Jishi Interactive Network Marketing Technology Co., Ltd.,

Shanghai Qisou Internet Technology Co., Ltd.,

Focus Ad Network Marketing Technology Limited,

Xiaoxia Ma,

and

Yu Cheng

Dated as of June 6, 2014

Skadden, Arps, Slate, Meagher & Flom

42/F Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

CONTENTS

		Page

1.	Interpretation	2

2.	Sale and Purchase of the Purchased Shares and the Purchased Assets	9

3.	Conditions to Completion	12

4.	Covenants	14

5.	Completion	18

6.	Representations and Warranties	20

7.	Other Undertakings	21

8.	Termination	22

9.	Indemnification	23

10.	General Provisions	24

Exhibit A Form of Assignment and Assumption Agreement		A-1

Schedule 1 Basic Information about Group Company		S-1-1

Schedule 2 Assigned Contracts and Trademarks		S-2-1

Schedule 3 Selling Party Warranties		S-3-1

Schedule 4 Disclosure Letter		S-4-1

Schedule 5 Pzoom Management and Key Employees		S-5-1

Schedule 6 Purchased Tangible Assets		S-5-3

i

THIS SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made on June 6, 2014 (“Execution Date”) by and among:

(1)           CHEETAH MOBILE INC., formerly known as Kingsoft Internet Software Holdings Limited, a company incorporated under the laws of the Cayman Islands, whose principal business address is at 12/F, Fosun International Center Tower, No. 237 Chaoyang North Road, Chaoyang District, Beijing 100022, People’s Republic of China (“Cheetah Mobile”);

(2)           CHEETAH TECHNOLOGY CORPORATION LIMITED, a company incorporated under the laws of Hong Kong, whose registered office is at Unit 1309A 13/F Cable TV Tower, 9 Hoi Shing Road, Tsuen Wan, NT., Hong Kong (“Cheetah Technology”);

(3)           BEIKE INTERNET (BEIJING) SECURITY TECHNOLOGY, CO., LTD., a company incorporated under the laws of the People’s Republic of China, whose registered office is at No. A-0072, Building 3, Group 30, Shixing Avenue, Shijinshan District, Beijing, People’s Republic of China (“Beike Internet”, together with Cheetah Mobile and Cheetah Technology, the “Purchasers”, and each a “Purchaser”);

(4)           HONGKONG ZOOM INTERACTIVE NETWORK MARKETING TECHNOLOGY LIMITED, a company incorporated under the laws of Hong Kong, whose registered office is at Room 1701(206), 17/F, Henan Building, No.90, Jaffe Road, Wanchai, Hong Kong (“HK Pzoom”);

(5)           BEIJING PZOOM INTERACTIVE NETWORK MARKETING TECHNOLOGY  CO., LTD., a company incorporated under the laws of the People’s Republic of China (the “PRC” excluding, for purposes of this Agreement only, Hong Kong, Macau and Taiwan) whose registered office is at Building 5, No. 25, Shuntong Road, Renhe Town, Shunyi District, Beijing, People’s Republic of China (“Beijing Pzoom”);

(6)           BEIJING JISHI INTERACTIVE NETWORK MARKETING TECHNOLOGY CO., LTD., a company incorporated under the laws of the PRC whose registered office is at Building 5, No. 25, Shuntong Road, Renhezhen, Shunyi District, Beijing, People’s Republic of China (“Beijing Jishi”);

(7)           SHANGHAI QISOU INTERNET TECHNOLOGY CO., LTD., a company incorporated under the laws of the PRC whose registered office is at 59, Room 1-203, No. 337, Shahe Road, Jiangqiao Town, Jiading District, Shanghai, People’s Republic of China (“Shanghai Qisou”, together with Beijing Pzoom and Beijing Jishi, the “Contract Assignors”, and each a “Contract Assignor”);

(8)           FOCUS AD NETWORK MARKETING TECHNOLOGY LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 4389, Road Town, Tortola, British Virgin Islands (“Selling Shareholder”);

(9)           XIAOXIA MA, an individual whose Chinese ID number is 15022319821104122X and whose address is at No. 26, Shifu West Road Fu, Talent Exchange Center, No. 8, Jiefang Qingnian Road, Kundulun District, Baotou City, Neimenggu, the PRC; and

(10)         YU CHENG, an individual whose Chinese ID number is 362527197806040013 and whose address is at Rm. 603, Block 22, Heat Source Plant, Guanghui Zone No. 3, Qingshan District, Baotou City, Neimenggu, the PRC (the “Founder”, together with Selling Shareholder and Xiaoxia Ma, each a “Selling Party” and collectively the “Selling Parties”).

WHEREAS:

(A)          On the date hereof, Selling Shareholder holds 10,000 shares of HK$1.00 each of HK Pzoom, being all of the issued share capital of HK Pzoom;

(B)          Founder is the beneficial owner of certain shares in HK Pzoom  held by and under the name of Selling Shareholder, and indirectly owns, through Beijing Yutanglianchuang Information Technology Co., Ltd. (“Beijing Yutang”), an 83.3% equity interest in each of Beijing Pzoom and Beijing Jishi;

(C)          Contract Assignors are the legal and beneficiary owners for, or otherwise possess the right to sell, assign and transfer to Purchasers in accordance with the terms and conditions of this Agreement, the Purchased Assets (as defined below) in connection with the operation of the Business (as defined below) by the Group Company;

(D)          Cheetah Mobile is the parent company of Cheetah Technology, and Beike Internet is a variable interest entity of Cheetah Mobile; and

(E)          Purchasers desire to purchase from the Selling Parties and Contract Assignors, and the Selling Parties and Contract Assignors desire to sell, assign and transfer to Purchasers, the Purchased Shares (as defined below) and the Purchased Assets (as defined below), on the terms and subject to the conditions of this Agreement;

NOW IT IS HEREBY AGREED as follows:

1.             Interpretation

1.1          In this Agreement and the Exhibits and Schedules to it:

“2014 Additional Payment”	means an amount equal to US$3 million multiplied by the 2014 Earnout Ratio;

“2014 Earnout Ratio”

means the lesser of (i) 100% and (ii) a ratio with the Total Revenue for the Fiscal Year 2014 as the numerator and US$10 million as the denominator; provided that such ratio shall be determined in accordance with U.S. GAAP and recognized by an internal auditor of Cheetah Mobile or such other persons as designated by Cheetah Mobile;

“2015 Additional Payment”	means an amount equal to US$3 million multiplied by the 2015 Earnout Ratio;

“2015 Earnout Ratio”

means the lesser of (i) 100% and (ii) a ratio with the Total Revenue for the Fiscal Year 2015 as the numerator and US$20 million as the denominator; provided that such ratio shall be determined in accordance with U.S. GAAP and recognized by an internal auditor of Cheetah Mobile or such other persons as designated by Cheetah Mobile;

“360 Business”

means the search results advertising business of the Contract Assignors and any other entities under the direct or indirect control of the Founder or Xiaoxia Ma that is conducted with cooperation from Qihu 360 Technology Co., Ltd. (NYSE: QIHU) or any of its Affiliates;

“Accounts Receivable”

means all accounts receivable of Contract Assignors generated and receivable under the Assigned Contracts but excluding those with respect to which relevant services have been performed, provided or delivered by one or more Contract Assignors, as the case may be, prior to the Completion Date in the ordinary course of business consistent with past practice;

“Additional Payments”	means the 2014 Additional Payment and the 2015 Additional Payment, and an “Additional Payment” means either one of them;

“Affiliate”

means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person, and with respect to an individual Person, means any spouse, parent, grandparent, parent-in-law, grandparent-in-law, child (including adopted child and step-child), brother or sister of such Person, and the spouse and any child (including adopted child and step-child) of such Person’s child, brother or sister, as well as any entity which is Controlled by any of the foregoing, acting singly or together, as well as such entity’s Affiliates;

“Assignment and Assumption Agreement”	means the assignment and assumption agreement substantially in the form set forth in Exhibit A hereto;

“Assigned Contracts”	means, collectively, the contracts and agreements listed in Part A and Part B of Schedule 2 hereto;

“Assumed Liabilities”

means (i) Liabilities with respect to the ownership or use by any Purchaser or any of its Affiliates of, or the exercise by any Purchaser or any of its Affiliates of rights under, the Purchased Assets and (ii) Liabilities under the Assigned Contracts, in each case that relate to the periods after the Completion;

“Authorisation”	means any licence, consent, permit, approval, permission, filing, registration, waiver, order, exemption or other authorisation, whether public or private;

“Authority”

means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction, whether supranational, national, regional or local;

“Balance Sheet Date”	means March 31, 2014;

“Business”	means the offshore (as to PRC) mobile advertising business and internet advertising business of the Group;

“Business Day”

means a day (other than a Saturday or a Sunday or public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are open in Hong Kong for general commercial business;

“Companies Ordinance”	means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (as amended from time to time);

“Consideration Shares”

means Class A ordinary shares of Cheetah Mobile, which will be issued to Selling Shareholder pursuant to such terms and conditions as are applicable to the grant of awards to Cheetah Mobile’s directors, officers and other employees under the share incentive plans of Cheetah Mobile as a portion of the Consideration to be paid by Cheetah Mobile in accordance with the terms and subject to the conditions herein; provided that the Consideration Shares shall be subject to a four-year vesting schedule (meaning 25% of the granted restricted shares shall vest on each of the first, second, third and fourth anniversary of the grant date);

“Consideration Shares Price”	means 10% of the average closing price of Cheetah Mobiles’ American depositary shares on the New York Stock Exchange for the two weeks immediately preceding the date hereof;

“Control”

means (i) with respect to a corporate Person, direct or indirect ownership of more than fifty percent of the outstanding voting securities of such corporate Person or the ability to appoint more than half of the directors of the board or equivalent governing body of such Person or the ability to direct or cause the direction of the management and policies of such Person, (ii) with respect to a non-corporate Person, the comparable voting interest (as set forth in (i) above) for such non-corporate Person or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person; and the terms “Controls”, “Controlling” and “Controlled” shall have corresponding meanings;

“Disclosure Letter”	means the disclosure letter delivered by Selling Shareholder to Purchasers on the date hereof set forth in Schedule 4;

“Earnout Ratio”	means the 2014 Earnout Ratio or the 2015 Earnout Ratio;

“Encumbrance”

means any encumbrance, interest or equity of any Person (including any right to acquire, option or right of pre-emption), any mortgage, leases, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), claims, title retention or other security agreement or arrangement, any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms, and any other third party right or security interest of any kind or nature;

“Facebook”	means Facebook Inc. and its Affiliates;

“Facebook Contract”	means the Facebook Network Affiliate Agreement dated June 13, 2013 by and between HK Pzoom and Facebook Ireland Limited;

“Financial Statements”	means the financial statements of HK Pzoom for the year ended December 31, 2013 and the three months ended March 31, 2014;

“Fiscal Year 2014”	means the 12 months following the month in which Completion occurs;

“Fiscal Year 2015”	means the 12 months following the end of Fiscal Year 2014;

“Google”	means Google Inc. and its Affiliates;

“Google Contracts”	means (i) the Google AdWords Premier SME Partner Agreement Partner Agreement dated July 1, 2013 by and between HK Pzoom and Google Ireland Limited and (ii) the Google-Jishi Contract;

“Google-Jishi Contracts”	means the Agency Capacity Fund Agreement dated March 1, 2013 by and between Beijing Jishi and Google Advertising (Shanghai) Co., Ltd.;

“Group Company”	means HK Pzoom;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Information Technology”

means computer hardware, software, networks and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

“Intellectual Property”

means patents, copyrights, trademarks and service marks, trademark and service mark rights, domain names, trade names, trade secrets, Information Technology, know-how, processes, formulas, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing);

“Key Employees”	means the individuals designated as key employees in Part B of Schedule 5 hereto;

“Law” or “Laws”

includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or between states and supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;

“Liabilities”

means with respect to any Person, any and all Actions or Proceedings, demands, costs, expenses, fees, damages, recoveries, obligations or liabilities (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person) of any kind or nature whatsoever, including interest, penalties and costs of investigation;

“Licenses and Permits”

means all governmental licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Group’s Business, including, without limitation, those set forth on Section 13.1 of the Disclosure Schedules, and all pending applications therefor or renewals thereof;

“Material Adverse Effect”

means, when used with respect to the Group Company and/or any Selling Party, an event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on (i) any of the Purchased Shares or the Purchased Assets, (ii) the business, financial condition, results of operations, properties, assets, liabilities or prospects of the Group Company, or (iii) the ability of any of the Parties to consummate any Transaction or to perform their respective obligations under this Agreement or other Transaction Documents;

“Non-360 Business”	means the internet or mobile advertising business of the Contract Assignors or any other entities under the direct or indirect control of the Founder or Xiaoxia Ma other than the 360 Business;

“Parties”	means the parties to this Agreement and “Party” means any one of them;

“Person”	means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, government or regulatory entity or any other entity;

“Personal Data”	means personally identifiable information and other user data that is collected, stored, processed, used, or held for use by or on behalf of the Group Company, or the Selling Parties or its

Affiliates relating to the Business.

“Privacy Laws/Policies”

means Laws, and, to the extent applicable to the Group Company, any and all terms of use (or other contractual commitments or obligations), rules, regulations, guidelines, or policies and contractual commitments and obligations of such Group Company, governing privacy, data protection, data security or the collection, storage, handling, disclosure, transfer or use of Personal Data collected, stored, processed, used, or held for use by or on behalf of such Group Company.

“Proceeding”	mean any action, arbitration, audit, charge, claim, hearing, investigation, litigation or suit;

“Purchased Assets”	means, collectively, (i) the Assigned Contracts, (ii) the Accounts Receivable, (iii) the Purchased Intangible Assets and (iv) the Purchased Tangible Assets;

“Purchased Intangible Assets”

means all intangible assets owned or used by Beijing Pzoom, Beijing Jishi and Shanghai Qisou that are necessary for or related to the Business, including trade secrets, know-how, operating methods and procedures, data, information technology system, proprietary information, advertising formats, artwork, designs, customer lists, product catalogue, marketing and promotion materials and website content;

“Purchased Shares”

means 10,000 ordinary shares of HK$1.00 each of HK Pzoom, representing 100% of the total issued share capital of HK Pzoom immediately following the Completion and having the rights, preferences, privileges set forth in the applicable constituent documents of HK Pzoom;

“Purchased Tangible Assets”	means all tangible assets as set forth in Schedule 6;

“Purchaser Warranties”	means the representations, warranties and undertakings of Purchasers set forth in Section 7.4;

“Pzoom Management”	means the individuals designated as members of Pzoom management in Part A of Schedule 5 hereto;

“Selling Party Warranties”	means the representations, warranties and undertakings of the Selling Parties and Contract Assignors set forth in Schedule 2;

“Software”	means any and all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data.

“Target Completion Date”	means such date as defined in Section 3.3 hereof;

“Tax/tax” or “Taxation”

means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of Hong Kong, the PRC or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto;

“Technology and Documentation”	means all technology supporting the Software used or held for use in the Business, and all documentation, including user manuals and training materials, related to any such Software;

“Total Revenue”	means, for the Fiscal Year 2014 or the Fiscal Year 2015, the aggregate of the applicable Total Pzoom Revenue and Total Cheetah Product Revenue;

“Total Cheetah Product Revenue”

means, for the Fiscal Year 2014, an amount equal to the lesser of: i) US$5 million and ii) the advertising service revenue generated by Key Employees in Fiscal Year 2014 in respect of the products and services of Cheetah Mobile and, for the Fiscal Year 2015, an amount equal to the lesser of: i) US$10 million and ii) the advertising service revenue generated by Key Employees in Fiscal Year 2015 in respect of the products and services of Cheetah Mobile;

“Total Pzoom Revenue”

means, for the Fiscal Year 2014 or the Fiscal Year 2015, the aggregate amount of advertising revenue, excluding the revenue in respect of  the products and services of Cheetah Mobile, generated by Key Employees from direct advertisers for any display ads or incentive ads plus performance-based bonus and other payments from channel suppliers (including among others, Facebook and Google) minus inventory costs and marketing expenditure to channel suppliers (including, among others, Facebook and Google);

“Trademarks”	means the trademarks listed in Part C of Schedule 2;

“Transaction”

means the sale and purchase of the Purchased Shares and the Purchased Assets and other transactions as contemplated by this Agreement and other Transaction Documents including all matters ancillary thereto;

“Transaction Documents”	means this Agreement, the Assignment and Assumption Agreement and any other agreements, certificates or instruments entered into pursuant or incidental to this Agreement;

“US” or “USA”	means the United States of America;

“US$”	means United States dollars, the lawful currency of the United States.

1.2          In this Agreement, unless otherwise specified:

(A)          references to Clauses, Sections, paragraphs, sub-paragraphs, Exhibits and Schedules are to Clauses, Sections, paragraphs, sub-paragraphs of, and Exhibits and Schedules to, this Agreement;

(B)          a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)          references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)          references to a “subsidiary” or “holding company” is to be construed in accordance with Section 2 of the Companies Ordinance;

(E)           use of any gender includes the other genders;

(F)           references to times of the day are to Hong Kong time;

(G)          headings to Clauses, Sections, Exhibits and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(H)          the Exhibits and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Exhibits and Schedules;

(I)            any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(J)            the phrases  “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of any Person as well as knowledge such Person could be reasonably presumed to possess after due and careful enquiry by virtue of such Person’s relationship or position with any entity.

2.             Sale and Purchase of the Purchased Shares and the Purchased Assets

2.1          Sale and Purchase of Purchased Shares.

On the terms and subject to the conditions set forth in this Agreement and on the basis of the rights, preferences, privileges attached to the Purchased Shares set forth in the applicable Restated Articles, at the Completion, Selling Shareholder and Founder shall sell, transfer, assign and deliver to Cheetah Technology, and Cheetah Technology shall purchase and acquire from Selling Shareholder and Founder, the Purchased Shares free and clear of all Encumbrances.

2.2          Sale and Purchase of Purchased Assets.

On and subject to the terms and conditions of this Agreement, at the Completion,  Contract Assignors shall, and Selling Shareholder and Founder shall cause Contract Assignors to, sell, transfer, assign, convey and deliver to Cheetah Technology and Beike Internet or the Affiliates thereof, respectively, as directed by Cheetah Technology and Beike Internet, and Cheetah Technology and Beike Internet shall purchase, acquire and accept, or cause its Affiliates, as applicable, to purchase, acquire and accept from  Contract Assignors of, all of the rights and legal and beneficial interest in and to the Purchased Assets free and clear of all Encumbrances.

2.3          Assumption of Liabilities.

On the Completion and subject to the terms and conditions of this Agreement, Cheetah Technology or Beike Internet, as applicable, shall (or, in the case of any Purchased Assets which are purchased by an Affiliate of Cheetah Technology or Beike Internet, shall cause such Affiliate to) assume and be liable and responsible for the Assumed Liabilities.

2.4          Consideration.

(A)          The aggregate consideration for the purchase of the Purchased Shares and the Purchased Assets shall consist of (i) cash in the amount of US$20,000,000 and such amount of Consideration Shares (rounding down to the closest whole share to avoid any fractional share) with an aggregate value of US$4,000,000 as calculated based on the Consideration Shares Price (the “Initial Purchase Price”) payable at the Completion in accordance with Clause 5, (ii) the assumption of the Assumed Liabilities, (iii) the aggregate Additional Payments, if any, paid pursuant to Section 2.5.

(B)          Purchasers shall prior to the Completion Date prepare and deliver to the Selling Shareholder a statement allocating the Initial Purchase Price among the Purchased Shares and the Purchased Assets  (the “Purchase Price Allocation”).

2.5          Earnouts.

(A)          In addition to the Initial Purchase Price, Purchasers shall pay each of the Additional Payments, if any, to Selling Shareholder, in accordance with this Section 2.5.

(B)          Determination of 2014 Earnout Ratio.  On or prior to the thirtieth (30th) Business Day following the end of Fiscal Year 2014, Purchasers shall prepare and deliver to Selling Shareholder a written report (the “2014 Earnout Report”) with its determination of the 2014 Earnout Ratio and the calculation thereof. The 2014 Earnout Report shall be prepared by an internal auditor of Cheetah Mobile or any other persons designated by Cheetah Mobile based on financial statements that are prepared in accordance with the generally accepted accounting principles of the United States (the “U.S. GAAP”).

(C)          Determination of 2015 Earnout Ratio.  On or prior to the thirtieth (30th) Business Day following the end of Fiscal Year 2015, Purchasers shall prepare and deliver to Selling Shareholder a written report (the “2015 Earnout Report”) with its determination of the 2015 Earnout Ratio and the calculation thereof. The 2015 Earnout Report shall be prepared by an internal auditor of Cheetah Mobile or any other persons designated by Cheetah Mobile based on financial statements that are prepared in accordance with the U.S. GAAP.

(D)          Final Earnout Report.  In the case of either the 2014 Earnout Report or the 2015 Earnout Report (each, an “Earnout Report”), Selling Shareholder shall have sixty (60) calendar days (the “Earnout Dispute Period”) following receipt of such Earnout Report to review the contents thereof and give Purchasers written notice (the “Earnout Dispute Notice”) of any objection or dissenting opinion to the calculations set forth in such Earnout Report. During such sixty (60) calendar day period, the relevant Purchaser shall promptly respond to any questions Selling Shareholder, its accountants and legal counsel may have with regard to the applicable Earnout Ratio, and provide Selling Shareholder and its accountants and legal advisors with reasonable access and cooperation for purposes of verifying such Earnout Report, (1) subject to reasonable and customary agreements as to confidentiality and non-disclosure and any applicable Laws or legal privileges, (2) limited to the applicable system logs and accounting records necessary to verify such Earnout Report and (3) during regular working hours and otherwise in a reasonable manner so as to not result in disruption to any Purchaser’s or the Group Company’s business. During such sixty (60) calendar day period, Selling Shareholder may accept such Earnout Report at any time, and if so accepted, such Earnout Report shall be final (the “Final Earnout Report”) and Purchasers shall pay the applicable Additional Payments in accordance with Section 2.5; provided, however, that if Selling Shareholder delivers to Purchasers an Earnout Dispute Notice (which notice must contain a reasonably detailed statement of each basis for such objection) within such sixty (60) calendar day period, the applicable Earnout Report shall not be final. If Selling Shareholder timely and properly delivers an Earnout

Dispute Notice to Purchasers, during the sixty (60) calendar days after the day on which the Earnout Dispute Notice is given, Selling Shareholder and Purchasers shall use reasonable good faith efforts to resolve such dispute and agree on a Final Earnout Report. If Selling Shareholder and Purchaser are unable to reach agreement during such sixty (60) calendar day period, they shall promptly thereafter cause an accounting firm of internationally recognized independent public accountants as may be agreed upon by Selling Shareholder and Purchasers in good faith (the “Accounting Referee”) to determine the applicable Earnout Ratio. Selling Shareholder and Purchasers will request that the Accounting Referee render a determination as to the applicable Earnout Ratio within sixty (60) calendar days after its retention, Selling Shareholder and Purchasers will cooperate with the Accounting Referee, and Purchaser shall provide the Accounting Referee with reasonable access and cooperation for purposes of allowing the Accounting Referee to determine the applicable Earnout Ratio, (1) subject to reasonable and customary agreements as to confidentiality and non-disclosure and any applicable Laws or legal privileges, (2) limited to the applicable system logs and accounting records necessary for the determination of whether the applicable Earnout Ratio has been achieved and (3) during regular working hours and otherwise in a reasonable manner so as to not result in disruption to any Purchaser’s business. Such report by the Accounting Referee shall be final, binding and conclusive for all purposes hereunder upon Purchasers and Selling Shareholder, and shall be deemed the Final Earnout Report. Purchasers shall maintain such system logs and accounting records referred to in the prior sentence for at least one year after the Final Earnout Report to which such logs and records relate. The fees and expenses of the Accounting Referee shall be paid by Selling Parties, unless the applicable Earnout Ratio as determined by the Accounting Referee is higher than the Earnout Ratio as provided in the applicable Earnout Report, in which case, such fees and expenses shall be paid by Purchasers.

(E)           Selling Parties’ Information Right.  Without any prejudice to the foregoing rights to issue an Earnout Dispute Notice and retain an Accounting Referee, upon request and at the Selling Parties’ own cost, Selling Parties, including their appointed accountants and legal advisors, shall be provided with reasonable access and cooperation for purposes of getting informed of the Group Company’s operation and financial information for Fiscal Year 2014 and Fiscal Year 2015 so as to ensure Selling Parties may have a reasonable basis to verify the 2014 and 2015 Earnout Reports, (1) subject to reasonable and customary agreements as to confidentiality and non-disclosure and any applicable Laws or legal privileges and (2) during regular working hours and otherwise in a reasonable manner so as to not result in unreasonable disruption to any Purchaser’s or the Group Company’s business.

(F)           Restrictions on Purchasers’ Disposal of the Group Company.  Despite of any other provisions hereunder, during the Fiscal years 2014 and 2015 and until and unless the Purchasers have fully paid the applicable Additional Payments, if any, as provided hereunder, the Purchasers shall obtain Founder’s prior written consent before they can transfer or otherwise dispose of the Group Company or its business or assets or take any actions that may change the control of the Group Company, unless the proposed transferee has agreed in writing that it shall assume the Purchasers’ obligation to pay such Additional Payments as provided hereunder or where the Purchasers and Selling Parties have agreed upon an arrangement as reasonably satisfactory to the Founder regarding the payment of such Additional Payments, if any; provided, however, that Founder’s consent is not required for any disposal of business or assets within the ordinary business of the Group Company.

(G)          Payment of Additional Payments.  Subject to the terms of this Section 2.5 and the conditions set forth below, the applicable Additional Payments, if any, shall be paid by one or more Purchasers to Selling Shareholder within five (5) Business Days of (x) the delivery of the applicable Earnout Report by Purchaser to Selling Shareholder, if such report states that the applicable Earnout Target has been achieved, or (y)  the expiration of the applicable Earnout Dispute Period if Selling Shareholder has not delivered an Earnout Dispute Notice to Purchaser during such period, or (z) the acceptance of the applicable Final Earnout Report stating that the applicable payment thresholds under such Additional Payment has been achieved:

(1)           there has been no occurrence of any Purchaser Conditions Subsequent to Completion (as defined below);

(2)           there having been no violation of any non-compete or confidentiality obligation set forth in Section 7.2 of this Agreement by any of the Selling Parties;

(3)           the Facebook Agreement having been duly renewed upon the expiration of its present term, save where terminated by the Group Company with the prior written consent by Cheetah Mobile or where caused by the Group Company’s failure to perform such agreements or by the Group Company’s refusal to renew such agreements;

(4)           On or prior to March 31, 2015, Beijing Jishi has terminated the Google-Jishi Contract and, immediately upon such termination, cause Google to enter into an agreement substantively similar to the Google-Jishi Contract with an entity or entities designated by the Purchasers which term shall commence on or prior to January 1, 2015; and

(5)           Within thirty (30) days after the Completion Date, the Contract Assignors shall i) cause the Assigned Contracts as set forth in Part A of Schedule 2 to be terminated and, immediately upon such termination, cause the other parties to the respective Assigned Contracts to enter into agreements substantively similar to the respective terminated Assigned Contracts with an entity or entities designated by the Purchasers and ii) transfer the Accounts Receivables in connection with the Assigned Contracts as set forth in Part B of Schedule 2 to the Purchases.

(H)          Selling Shareholder acknowledges and agrees that (i) Purchasers will not owe Selling Shareholder any fiduciary duty in respect of this Agreement, nor shall Purchasers have any obligation, whether express or implied, to take any action(s) or omit to take any action(s) in order to cause any Additional Payments to be earned, (ii) Purchasers make no representations or warranties to Selling Shareholder with respect to the operations of the Group after the Completion or with respect to any estimates or projections relating to the Group, including the feasibility of achieving the Earnout Targets, and (iii) Selling Shareholder acknowledges that there can be no assurances that any Additional Payments will be earned under this Agreement.

2.6          Fair Consideration.

Each of the Parties acknowledges and agrees that the consideration provided for in this Clause 2, which may be adjusted pursuant to the terms hereof, represents a fair consideration and a reasonable equivalent value for the sale and transfer of the Purchased Shares and the Purchased Assets, the Transactions and the covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arms-length good faith negotiations between the Parties and their respective representatives.

3.             Conditions to Completion

3.1          Purchaser Conditions Precedent to Completion.

The obligations of Purchasers to effect the Completion (as defined below) shall be in all respects conditional upon the satisfaction or waiver by Purchasers of the following conditions (collectively, the “Purchaser Conditions”):

(A)          no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to the Completion, and no legal or regulatory requirements remaining to be satisfied which has the effect of making unlawful or otherwise prohibiting the consummation of the Transactions;

(B)          a letter agreement (the “Minority Shareholder Consent”) having been duly executed by Suzhou Huaying Cultural Investment Enterprise (Limited Partnership) (the “Minority Shareholder”), the indirect owner of a 16.7% equity interest in each of Beijing Pzoom and Beijing Jishi, in form and substance satisfactory to Purchasers, under which, the Minority Shareholder shall acknowledge and agree to the execution of this Agreement and other Transaction Documents by Beijing Pzoom and Beijing Jishi, the performance of their respective obligations and agreements hereunder and thereunder and the consummation of the Transactions, and irrevocably waive, for good and sufficient consideration that have been received, any and all of its rights and claims of any kind against the Group Company, Purchasers and any of their Affiliates arising out of, relating to or in connection with the execution of this Agreement and other Transactions Documents and the consummation of the Transactions; and

(C)          the Group Company and Selling Party having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party, and the Transactions, and having provided certified copies of all resolutions (and all attachments thereto, the “Corporate Authorisations”) to Purchasers;

(D)          each of the Selling Party Warranties remaining true and accurate in all respects and not misleading in any respect;

(E)           the Group Company and Selling Party having performed and complied in all respects with all of its agreements and obligations contained in this Agreement and other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before the Completion to the extent that each such Transaction Documents has been or is intended to be entered into on or before the Completion Date; and

(F)           there has been no event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

3.2          Seller Conditions Precedents to Completion.

The obligations of the Selling Parties to effect the Completion shall be in all respects conditional upon the satisfaction or waiver by each Selling Parties of the following conditions (collectively, the “Seller Conditions”):

(A)          no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to the Completion, and no legal or regulatory requirements remaining to be satisfied which has the effect of making unlawful or otherwise prohibiting the consummation of the Transactions;

(B)          the Purchaser Warranties remaining true and accurate in all material respects and not misleading in any material respect at the time of the Completion;

(C)          each of the Purchasers having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and other Transaction Documents to which it is a party, and the Transactions, and having provided certified copies of all resolutions to Selling Shareholder;

(D)          Purchasers having performed and complied in all material respects with all of its agreements and obligations contained in this Agreement and other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before the Completion Date.

3.3          Responsibility for Satisfaction.

(A)          The Selling Parties shall use their respective best efforts to fulfil or procure the fulfilment of the Purchaser Conditions before June 30, 2014 (the “Target Completion Date”).  Each Selling Party undertakes to disclose in writing to Purchasers anything which will or may prevent any of the Purchaser Conditions from being satisfied on or prior to the Target Completion Date immediately when it comes to the notice of such Selling Party.

(B)          Purchasers shall use their best efforts to fulfil or procure the fulfilment of the Seller Conditions before the Target Completion Date.

3.4          Waiver.

(A)          Purchasers may, in their sole and absolute discretion, waive in whole or in part all or any of the Purchaser Conditions or extend the period in which the Purchaser Conditions  are to be satisfied.

(B)          Selling Parties may, in its sole and absolute discretion, waive in whole or in part all or any of the Seller Conditions or extend the period in which the Seller Conditions are to be satisfied.

3.5          Purchaser Condition Subsequent to Completion.

The Transaction is subject to the following condition (the “Purchaser Condition Subsequent to Completion”):

(A)                               Failure by Beijing Pzoom to, within thirty (30) days subsequent to Completion Date, terminate its employment agreements with members of Pzoom Management and cause the members of Pzoom Management to enter into employment agreements in accordance with Section 4.3 hereof.

If the Purchaser Condition Subsequent to Completion occurs and unless the Purchasers expressly waive it, this Agreement shall be terminated automatically, and the Parties shall return in full the consideration received.

4.             Covenants

4.1          Accounts Receivables.

As from the date of the Completion to the date on which all Assigned Contracts are duly assigned or transferred to the Purchasers or their designated entities, each Contract Assignor shall use commercially reasonable efforts to collect the Accounts Receivables under such Assigned Contracts that have not been duly assigned or transferred.

4.2          Access to Information.

As from the date of this Agreement up to the Completion Date, each of HK Pzoom and the Contract Assignors shall, and Selling Shareholder and Founder shall procure each of them to, give Purchasers, their accountants, legal advisors and any other Persons authorised by them, upon reasonable notice and otherwise in a reasonable manner so as not to result in unreasonable disruption to the business of HK Pzoom or Contract Assignors, full access to all of their respective premises, books and records and instruct their respective officers and employees to give promptly all information and explanations to Purchasers or any such Persons as Purchasers may reasonably request, and Purchasers hereby undertake that they shall cause such Person to comply with the obligations of Section 10.7.

4.3          Key Employees.

On or prior to the fifteenth (15th) day following the Completion Date, Beijing Pzoom, Selling Shareholder and Founder shall use their respective best efforts to cause each of the Key Employees to resign from, or otherwise terminate his or her employment with, Beijing Pzoom, and enter into an employment agreement, a confidentiality agreement, an IP assignment agreement and a non-compete agreement with the Group Company, any of the Purchasers or an Affiliate of Purchasers, as designated by Purchasers,  in form and substance acceptable to Purchasers and in accordance with the requirements under Section 7.1 hereof (the “Key Employee Contracts”); provided, however, that such Key Employee Contracts shall warrant terms and conditions not less favourable to the Key Employees as before their resignation, and expressly specify that such Key Employees’ working age or service years during their employment with Beijing Pzoom are to be continued for purpose of calculating resignation and severance compensations under applicable labour laws.

4.4          Conduct of Business.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Completion, except with the advance written consent of Purchasers, each of HK Pzoom, Contract Assignors, and Selling Shareholder and Founder shall procure that each of HK Pzoom and Contract Assignors shall:

(A)          carry on their respective business in the usual and normal course consistent with past practices;

(B)          pay or perform other obligations when due;

(C)          comply with all applicable Laws, and

(D)          preserve intact and maintain Purchased Assets, keep available the services of the Key Employees, preserve the goodwill of their respective businesses and preserve relationships with customers, suppliers, distributors and other Person it has dealings with, all with the purpose and intent of preserving unimpaired Purchased Assets and  goodwill at the Completion.

4.5          Restrictions on Actions Between Execution and Completion.

None of HK Pzoom or the Contract Assignors shall, and Selling Shareholder and Founder shall procure that HK Pzoom or  any of the Contract Assignors shall not (save only as may be necessary to give effect to or consummate the transactions contemplated under this Agreement), do, allow or procure any act or omission before the Completion Date which would constitute a material breach of any of the Selling Party Warranties if they were given at any and all times from the date hereof down to the Completion Date or which would make any of the Selling Party Warranties inaccurate or misleading in any material respect if they were so given.  In addition and without limiting the foregoing, from the date of this Agreement until the Completion, HK Pzoom shall not take, and Selling Shareholder and Founder shall ensure that HK Pzoom shall not (save only as may be necessary to give effect to or consummate the transactions contemplated under this Agreement), take any of the actions listed below without prior written consent of Purchasers:

(A)          make any alteration to its memorandum or articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation;

(B)          alter the nature or scope of its business;

(C)          manage its business otherwise than in accordance with its business and trading policies and practice to date, except as may be necessary to comply with changes in the Law;

(D)          enter into any agreement or arrangement or permit any action whereby another company becomes its subsidiary or subsidiary undertaking;

(E)           enter into any contract, agreement or other arrangement affecting any of the Purchased Assets, Assumed Liabilities or the Business or that would be an Assigned Contract, or violate, amend or otherwise modify, in any material respect, or waive any of the material terms or terminate or accept a surrender of any such contract, agreement or arrangement;

(F)           transfer, or grant any license or other rights with respect to, any Trademarks that would prevent the enforceability of any Trademark License Agreement;

(G)          incur or fail to pay or otherwise fail to satisfy any Liability that would be an Assumed Liability;

(H)          enter into any transaction other than on arms’ length terms and for full and proper consideration;

(I)            acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other Person;

(J)            dispose of (whether by one transaction or by a series of transactions) any of its assets of a material nature (except in the ordinary course of business);

(K)          incur any capital expenditure in excess of US$300,000 (or its equivalent in any other currency);

(L)           take any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities;

(M)         grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create or allow to subsist any Encumbrance over the whole or any part of its undertaking, property or assets;

(N)          enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

(O)          enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance;

(P)           commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection);

(Q)          prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it;

(R)          declare, make or pay any dividend or distribution (other than as agreed between the Parties) (whether of capital or of profits);

(S)           pay any remuneration, fee or other sum to a shareholder of it, any person connected with or controlled by such shareholder ; or

(T)           enter into any agreement or obligation to do anything prohibited by Sections 4.5(A) to 4.5(S) inclusive.

In addition and without limiting the foregoing, from the date of this Agreement until the Completion, none of the Contract Assignors shall take, and Selling Shareholder and Founder shall ensure that none of the Contract Assignors shall not (save only as may be necessary to give effect to or consummate the transactions contemplated under this Agreement), take any of the actions listed below without prior written consent of Purchasers:

(U)          terminate any Key Employee unless pursuant to Section 4.3 hereof;

(V)          accelerate the timing for any payment under the Accounts Receivables; or

(W)         enter into any agreement or obligation to do anything prohibited by Sections 4.5(U) and 4.5 (V).

4.6          Further Conveyances.

From time to time following the Completion, Purchasers and the Selling Parties shall, and shall cause their respective Affiliates, to, as soon as practicable, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, assignments and such other instruments, and shall take such further actions, as may be reasonably necessary (i) to ensure the transfer to, and the ownership, possession and control by Purchasers or any Affiliate of Purchasers acquiring any Purchased Assets, of all of the Purchased Assets, or (ii) otherwise to make effective the Transactions.  Without limiting the generality of the foregoing, Beijing Pzoom and Beijing Jishi shall, and each of Selling Shareholder and Founder shall procure Beijing Pzoom and Beijing Jishi, to promptly, and, in any event no later than thirty (30) days after the Completion Date, execute all documents and carry out all filings, registrations and other procedures and steps necessary for certifying HK Pzoom as having the exclusive right to use the relevant Trademarks whether or not such Trademark has been duly registered with the relevant PRC governmental authority.

4.7          Share Pledge Agreement.

The Founder shall use his best efforts to cause Beijing Yutang to enter into, and register with the competent governmental authority, a share pledge agreement covering 5% of the equity interest of Beijing Pzoom with the Purchasers within thirty (30) days after Completion to guarantee the proper performance of the obligations of each of Xiaoxia Ma and the Founder under Section 7.2(C) hereof.

4.8          Google-Jishi Agreement.

Beijing Jishi shall appoint HK Pzoom as the exclusive agent under the Google-Jishi Agreement for the period from the Completion Date to the date a new agreement is properly entered into in accordance with Section 2.5(G)(4) hereof for HK Pzoom to carry out, or to authorize another entity to carry out, the applicable activities under the Google-Jishi Agreement during such period. Beijing Jishi agrees and acknowledges that HK Pzoom shall receive all Accounts Receivables under the Google-Jishi Agreement during such period. Beijing Jishi further agrees to enter into agreements or other documents and take other actions necessary for the proper fulfilment of the obligations under this Section 4.8.

4.9          Consideration Shares.

Within a reasonable period of time after the Completion, but no later than three (3) months after the Completion, the Selling Shareholder shall transfer the Consideration Shares to members of the technology team under the management of the chief technology officer of HK Pzoom with the identities of the recipients and the respective number of Consideration Shares transferred to such recipients to be proposed by Founder and consented to by Cheetah Mobile; provided that Cheetah Mobile shall not unreasonably withhold such consent. Selling Shareholder shall, and the each of the Selling Parties shall cause each recipient of such Consideration Shares to, enter into such agreements or other documents and take such other actions as are necessary in order for the issuance, delivery and transfer of the Consideration Shares to be in compliance with applicable laws and regulations, including, but not limited to, U.S. securities laws and regulations.

5.             Completion

5.1          Time and Place.

The completion (the “Completion”) shall take place at 11:00 a.m. on the third Business Day after Cheetah Technology or a Person designated by Cheetah Technology has been duly registered as the owner of the Purchased Shares (the “Completion Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom at 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (or at any other date and place as may be agreed between Selling Shareholder and Purchasers in writing); provided, however, that notwithstanding the forgoing, the Purchasers shall make commercially reasonable efforts to procure the payment of the Initial Purchase Price on or prior to the Completion Date and in no event later than the second Business Day after the Completion Date.

5.2          Actions and Deliverables by Selling Parties.

At the Completion,

(A)          Selling Parties shall deliver, or procure that there is delivered, to Purchasers:

(1)           the instruments of transfer and bought and sold notes in respect of the Purchased Shares duly executed by Selling Shareholder in favour of Cheetah Technology or a Person designated by Cheetah Technology;

(2)           the share certificates representing the Purchased Shares;

(3)           a certified copy of the shareholders register of HK Pzoom (from the statutory books of HK Pzoom maintained at its registered office in Hong Kong), reflecting the ownership of the Purchased Shares by Cheetah Technology or the Person designated by Cheetah Technology, as applicable;

(4)           a certified copy of the resolutions adopted by the board of directors of HK Pzoom authorizing and approving the execution and delivery of this Agreement and other Transaction Documents by HK Pzoom and approving the transfer of the Purchased Shares to Cheetah Technology and other Transactions, the updating of HK Pzoom’s share register reflecting the ownership of the Purchased Shares by Cheetah Technology, the cancellation of any and all share certificates issued to Selling Shareholder concerning the Purchased Shares and the issuance of a new share certificate to Cheetah Technology concerning the Purchased Shares;

(5)           originals of the Transaction Documents (to the extent they are intended to be executed on or prior to the Completion Date and have not previously been provided to Purchaser) duly executed by all parties thereto other than, Contract Assignors and Purchasers; and

(6)           a certificate in a form satisfactory to Purchasers, executed by Selling Shareholder certifying to Purchasers that all Purchaser Conditions have been duly fulfilled or waived.

(B)                               Beijing Pzoom shall, and Selling Parties shall procure Beijing Pzoom to (i) sell, transfer, assign, convey and deliver to Purchasers or Purchasers’ Affiliates as directed by Purchasers, the Purchased Intangible Assets and Purchased Tangible Assets owned by it and (ii) deliver to Purchasers:

(1)                                 originals of the Transaction Documents (to the extent they are intended to be executed on or prior to the Completion Date and have not previously been provided to Purchasers) duly executed by it;

(2)                                 a certified copy of each Corporate Authorisation referred to in Section 3.1(C) to the extent applicable to Beijing Pzoom and not previously being provided to Purchasers.

(C)                               Beijing Jishi and Shanghai Qisou shall, and Selling Parties shall procure Beijing Jishi and Shanghai Qisou to (i) sell, transfer, assign, convey and deliver to Purchasers or Purchasers’ Affiliates as directed by Purchasers, the Purchased Intangible Assets and Purchased Tangible Assets owned by them and (ii) deliver to Purchasers:

(1)                                 originals of the Transaction Documents (to the extent they are intended to be executed on or prior to the Completion Date and have not previously been provided to Purchasers) duly executed by Beijing Jishi and Shanghai Qisou, as applicable; and

(2)                                 originals of each applicable Corporate Authorisation referred to in Section 3.1(C) to the extent applicable to Beijing Jishi and Shanghai Qisou, respectively and not previously provided to Purchasers.

5.3                               Actions and Deliverables by Purchasers.

At the Completion, Purchasers shall:

(A)                               procure the payment of the cash portion of the Initial Purchase Price by way of wire transfer in same day available funds to Selling Shareholder and applicable Contract Assignors according to the Purchase Price Allocation;

(B)                               pursuant to a restricted share award agreement to be entered into by and between Cheetah Mobile and the Selling Shareholder, substantively in the form of Exhibit B hereto, procure the issue of the Consideration Shares by Cheetah Mobile to Selling Shareholder with an aggregate value of US$4,000,000 as calculated by multiplying the Consideration Shares Price with the amount of Consideration Shares to be issued and delivered pursuant to this Section 5.3 (rounding down to the closest full share to avoid fractional share); and

(C)                               deliver to Selling Shareholder the originals of the Transaction Documents (to the extent they are intended to be executed on or prior to the Completion Date and have not previously been provided to Selling Shareholder) duly executed by Purchasers.

5.4                               Actions if Purchaser Conditions not Fulfilled by Target Completion Date.

If any Purchaser Condition shall not have been fulfilled or waived by the Target Completion Date or the obligations of the Selling Parties under Section 5.2 shall not have been complied with on the Completion Date, Purchasers may, at their option, without prejudice to their rights hereunder and under applicable law:

(A)                               defer the Completion (so that the provisions of this Clause 4.9 shall apply to the  Completion as so deferred); or

(B)                               proceed to the Completion as far as practicable; or

(C)                               terminate this Agreement by notice in writing to Selling Shareholder.

provided, however, that if the failure of the satisfaction of the Purchaser Conditions is caused by the Purchasers’ breach or as a result of the failure of the satisfaction of the Seller Conditions, the Purchasers shall not have the right to defer the Completion or terminate this agreement as provided above.

6.                                      Representations and Warranties

6.1                               Selling Parties Representations and Warranties.

Except as specifically set forth in the Disclosure Letter, each of the Selling Parties and Contract Assignors, jointly and severally, represents and warrants to and for the benefit of each of the Purchasers that each of the Selling Party Warranties is true and accurate in all respects and not misleading in any respect at the date of this Agreement and at the Completion (except where any warranty is stated to be expressed as of a different date).

6.2                               Disclosure Letter.

Each exception set forth in the Disclosure Letter is identified by reference to a specific individual paragraph set forth in Schedule 4 and relates only to such paragraph.

6.3                               Knowledge of Breach.

Each Selling Party and Contract Assignor undertakes to Purchasers that, as soon as it has become aware, between the date of this Agreement and the Completion of any fact, matter or circumstance, which it is aware is or may constitute a breach of, or be inconsistent with, any of the Selling Party Warranties as at the date of this Agreement and/or would constitute a breach if they were repeated at the Completion by reference to the facts and circumstances then subsisting, it will disclose in writing such fact, matter or circumstance to Purchasers.

6.4                               Purchaser Representations and Warranties.

Each of the Purchasers represents and warrants to the Selling Parties and Contract Assignors that:

(A)                               Each Purchaser is a company duly incorporated under the laws of the respective jurisdiction as specified in the preamble thereto.  Cheetah Technology is wholly owned and controlled by Cheetah Mobile and Beike Internet is a variable interest entity of Cheetah Mobile. Each Purchaser has all necessary corporate power and authority to carry on its business as such business is now being conducted.

(B)                               Each Purchaser has all requisite corporate power and capacity to execute, deliver and perform, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of, this Agreement and other Transaction Documents to which it is a party. This Agreement and other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of each of the Purchaser.

(C)                               Neither the execution and delivery of this Agreement by Purchasers nor the consummation by Purchasers of the Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation, articles of association or by-laws of the respective Purchaser, or of any applicable statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court of competent jurisdiction or relevant governmental authority or of any arbitration award to which such Purchaser is a party or by which such Purchaser is bound.

6.5                               Reliance of Representations and Warranties.

(A)                               The Selling Parties and the Contract Assignors acknowledge and agree that Purchasers are entering into this Agreement in reliance upon each of the Selling Party Warranties.

(B)                               Purchasers acknowledge and agree that the Selling Parties and Contract Assignors are entering into this Agreement in reliance upon each of Purchaser Warranties.

6.6                               Separate and Independent.

Each of the Selling Party Warranties and the Purchasing Warranties shall be construed as a separate and independent warranty and representation and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty.

7.                                      Other Undertakings

7.1                               Subject to the occurrence of the Completion, each of Xiaoxia Ma and Founder shall procure that each of the Key Employees as set forth in Part A of Schedule 5 hereto shall execute the Key Employee Contracts as defined in Section 4.3 above for a period of no less than four (4) years from the Completion.

7.2                               Notwithstanding the provisions under Section 7.1 above, each of Xiaoxia Ma and Founder further undertakes to Purchasers that, subject to the occurrence of the Completion, within six (6) years following the Completion, he/she will not and will ensure that no other company that any of them directly or indirectly controls or holds equity interests in (other than the Group Company) will, without prior written consent of Purchasers:

(A)                               engage in, enter into or invest in any business that competes directly or indirectly with the Business;

(B)                               solicit for himself/herself or any entity other than the Group Company any business or customer or client of the Group Company; or

(C)                               persuade, solicit or encourage any employee of the Group Company or any Key Employee to leave the employment with the Group Company, Purchasers or an Affiliate of Purchasers to become employed by or otherwise affiliated to Beijing Pzoom or any other entity that Xiaoxia Ma or Founder directly or indirectly controls or holds equity interest in.

7.3                               It is the desire and intention of Purchasers, Xiaoxia Ma and Founder recognize that the provisions of this Clause 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provision or portion of this Clause 7 shall be adjudicated to be invalid or unenforceable but would be valid and enforceable if part of the wording of the restriction is deleted or any time period is shortened, such restriction shall apply with such modifications as is necessary to make it valid and enforceable.

7.4                               Purchasers, Xiaoxia Ma and Founder recognize that the performance of the obligations under this Clause 7 by Selling Shareholder and Founder are special, unique and extraordinary in character, and that in the event of the breach by Selling Shareholder or Founder of the terms and conditions of this Clause 7, Purchasers shall be entitled, if so elected, to obtain indemnification, or seek to enforce the specific performance thereof by Selling Shareholder or Founder, or to enjoin Selling Shareholder or Founder from performing services for any Person.

7.5                               Beijing Pzoom hereby grants to Beike Internet an option to purchase from Beijing Pzoom all or a portion of the non-360 Business at a price equal to the fair market value of the non-360 Business in the event where Beijing Pzoom disposes of all its 360 Business within one year after Completion.

7.6                               Each of the Purchasers undertakes that in the event any of the Purchased Intangible Assets constitutes intangible assets that are necessary to the operation of the onshore business of any of the Contract Assignors, such intangible assets shall be shared perpetually with the respective Contract Assignor without consideration.

8.                                      Termination

8.1                               Effective Date; Termination.

This Agreement shall become effective upon the execution by all the Parties and shall continue in force until terminated in accordance with Section 8.2 below.

8.2                               Events of Termination.

This Agreement may be terminated prior to the Completion as follows:

(A)                               at the election of Purchasers, if (i) any one or more of the Purchaser Conditions has not been fulfilled on or prior to the Target Completion Date, (ii) any Selling Party Warranty, is or would be, or any event occurs or matter arises which renders, or would render, any Selling Party Warranty untrue or incorrect as at the date of this Agreement or at the Completion, or (iii) any covenant, undertaking or obligation of the Group Company, Contract Assignor or Selling Party has not been duly and promptly fulfilled, observed or performed prior to the Completion Date, which itself or in the aggregate will have a Material Adverse Effect;

(B)                               at the election of Selling Shareholder, if (i) any one or more of the Seller Conditions has not been fulfilled on or prior to the Target Completion Date, or (ii) any Purchaser Warranty, is or would be, or any event occurs or matter arises which renders, or would render, any Purchaser Warranty untrue or incorrect as at the date of this Agreement or at the Completion, or (iii) any covenant, undertaking or obligation of any Purchaser has not been duly and promptly fulfilled, observed or performed prior to the Completion Date, which itself or in the aggregate will have a Material Adverse Effect;

(C)                               at any time on or prior to the Completion Date, by written consent of both Selling Shareholder and Purchasers; or

(D)                               automatically upon the occurrence of any of the Purchaser Conditions Subsequent to Completion.

8.3                               Liquidated Damages.

Each of the Purchasers shall be jointly and severally liable to the Selling Parties for a liquidated damages in the amount of US$1.5 million in the event this Agreement is terminated due to the breach by the Purchasers of any of their obligations under this Agreement, which amount shall be due and payable five (5) Business Days subsequent to the date of termination of this Agreement. Each of the Selling Parties shall be jointly and severally liable to the Purchasers for a liquidated damages in the amount of US$1.5 million in the event this Agreement is terminated due to the breach by the

Selling Parties of any of their obligations under this Agreement, which amount shall be due and payable five (5) Business Days subsequent to the date of termination of this Agreement.

8.4                               Survival.

If this Agreement is terminated in accordance with Section 8.2, it shall become void and of no further force and effect, except for the provisions of Section 9 (Indemnification), Section 10.6 (Announcements), Section 10.7 (Confidentiality), Section 10.8 (Costs and Expenses), Section 10.12 (Governing Law and Arbitration), Section 8.3 (Liquidated Damages) and this Section 8.4 (Survival); provided, however, that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

9.                                      Indemnification

9.1                               General.

Each of Selling Shareholder and Founder (each, an “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of (A) any breach of, or inaccuracy in, any Selling Party Warranty, or any other representation or warranty made by a Selling Party or Contract Assignor in this Agreement or any other Transactions Document,  (B) any breach or violation of, or default in connection with, or failure by the Group Company, Contract Assignor or Selling Party to perform, any covenant, obligation or agreement made by (or on behalf of ) or to be performed by such Group Company, Contract Assignor or Selling Party in this Agreement or any other Transaction Document, or any claim by any third party alleging, constituting or involving such a breach or violation or default or failure to perform; (C) any failure by any of the Contract Assignors to duly perform their respective obligations under Sections 4.1 hereof, (D) any failure by Beijing Pzoom to perform its obligations under Section 4.3 hereof, (E) any fraud or wilful misconduct by any Indemnifying Party or (F) any Liabilities under the Assigned Contracts, Facebook Contract or Google Contracts or arising out of the ownership or use of, or any other right in any other Purchased Assets, in each case that relate to any event occurred before the Completion.

9.2                               Indemnification with respect to Taxes.

Without limiting the generality of Section 9.1, the Indemnifying Parties shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses resulting from or arising out of the payment of all outstanding Tax liabilities, assessments or claims incurred or accrued as of the Completion and any penalties or interest with respect thereto.  Such indemnification shall not be subject to any disclosure (in the Disclosure Letter or otherwise) and shall apply regardless of whether the Indemnified Parties have any knowledge, actual or constructive, of such outstanding Tax liabilities, assessments or claims or penalties or interest with respect thereto.

9.3                               Deduction from Additional Payment.

Purchasers shall be entitled to deduct from any Additional Payment, if any, an amount equal to the amount of Losses payable by the Indemnifying Parties to satisfy their indemnification obligation under this Clause 9.

10.                               General Provisions

10.1                        No Waiver; Cumulative Remedies.

No delay or omission by a Party in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy, or operate as a waiver thereof.  The single or partial exercise by a Party of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.  Except as otherwise expressly provided in this Agreement, the rights, powers and remedies of a Party provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

10.2                        Assignment.

This Agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable, save that, with Selling Parties’ prior written consent, Purchasers may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including any other Transaction Documents and any other indemnities, undertakings and obligations given or undertaken by the Group Company and the Selling Parties and any cause of action arising under or in respect of any of them, to its Affiliates.

10.3                        Entire Agreement.

This Agreement and the Exhibits and Schedules hereto, and other Transactions Documents, and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant thereto or thereto, constitute the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.  This Section shall not exclude any liability for, or any remedy in respect of, fraudulent misrepresentation.

10.4                        Amendment.

This Agreement may be varied only by a written agreement executed by Selling Shareholder, Founder and Purchasers.

10.5                        Notices.

All notices and other communications under this Agreement shall be in writing, and shall be deemed given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices and other communications under this Agreement shall be sent to a Party at its address or facsimile number and for the attention of the individual set out below:

Cheetah Mobile: Cheetah Technology: Beike Internet:
Address:	12/F, Fosun International Center Tower No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022 People’s Republic of China
Fax No:	(86 10) 6292-7779 *6702
E-mail:	**
Attention:	Mr. Xinhua Liu
with a copy to:	Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
	Attention:	Julie Z. Gao
	Facsimile No.:	(852) 3740-4727
E-mail: Julie.Gao@skadden.com

HK Pzoom: Beijing Pzoom: Beijing Jishi: Shanghai Qisou: Selling Shareholder: Xiaoxia Ma: Founder:
Address:	3F, Shengxia Building, No. 16 the East Third Ring North Road Chaoyang District, Beijing P.R. China
Fax No:	(86 10) 6598-8801
Attention:	Xiaoxia Ma
E-mail:	**
with a copy to:	Global Law Office 15&20F Tower 1, China Central Place, No. 81 Jianguo Road Chaoyang District, Beijing P.R. China
	Attention:	Chengwei (Alex) Liu
	Facsimile No.:	(86 10) 6584-6666
E-mail: alliu@glo.com.cn

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this Section, such notice to state in clear terms its effect of serving as a notice of change of notice details.  That notice shall only be effective on the day falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

10.6                        Announcements.

No announcement concerning the sale and purchase of the Purchased Shares and the Purchased Assets or any ancillary matter shall be made by either Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed, unless required by:

(A)                               Law; or

(B)                               any securities exchange or regulatory or governmental body to which that Party is subject or submits, wherever situated, whether or not the requirement has the force of Law, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Party before making such announcement.

10.7                        Confidentiality.

(A)                               Each Party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(1)                                 the provisions of this Agreement;

(2)                                 the negotiations relating to this Agreement;

(3)                                 the subject matter of this Agreement; or

(4)                                 the other Party.

(B)                               Notwithstanding the other provisions of this Section, a Party may disclose confidential information:

(1)                                 if and to the extent required by Law or for the purpose of any judicial proceedings;

(2)                                 if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject or submits, wherever situated,  whether or not the requirement for information has the force of law;

(3)                                 if and to the extent required for the purposes of any proceedings pursuant to Section 10.12 (Governing Law and Arbitration);

(4)                                 to its officers, directors, employees, accountants, agent professional advisers, auditors and bankers in connection with the Transactions so long as such Persons are informed by such Party of the confidential nature of such information and agree to treat such information confidentially;

(5)                                 if and to the extent the information has come into the public domain through no fault of that Party; or

(6)                                 if and to the extent the other Party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to paragraph (1), (2) or (3) shall (to the extent permitted by Law), be disclosed only after consultation with the other Parties.

10.8                        Costs and Expenses.

Except as otherwise stated in any other provision of this Agreement, each Party shall bear its own costs and expenses in relation to the negotiations leading up to the sale of the Purchased Shares and the Purchased Assets, and the preparation, execution and carrying into effect of this Agreement, the Transaction Documents and all other documents referred to in this Agreement.  Notwithstanding the above, HK Pzoom shall bear all the costs and expenses incurred in connection with all change of registrations, filings, approvals and other procedures required for Purchaser to become the legal and beneficial owner of the Purchased Shares and the Purchased Assets.

10.9                        Further Assurance.

Each Party shall from time to time at its own cost, on being required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to that other Party which that other Party may reasonably consider necessary for giving full effect to this Agreement and securing to that other Party the full benefit of the rights, powers and remedied conferred upon that other Party in this Agreement.

10.10                 Counterparts.

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

10.11                 Severability.

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)                               the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)                               the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

10.12                 Governing Law and Arbitration.

(A)                               This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of Hong Kong (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).

(B)                               Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter, including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement, shall be referred to and finally settled by arbitration.

(C)                               The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration

Rules (the “HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules, which Rules are deemed to be incorporated by reference into this Section.

(D)                               The place or seat of arbitration shall be Hong Kong.

(E)                                The number of arbitrators shall be three, whose appointment shall be in accordance with the HKIAC Rules.

(F)                                 Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(G)                               The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

Exhibit A
Form of Assignment and Assumption Agreement

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of                     , 2014 (the “Effective Date”), by and between [                                          ], a company organized under the laws of the People’s Republic of China (the “Assignor”), and [                                        ], a company organized under the laws of [                                  ] (the “Assignee”).

RECITALS

Whereas, the Assignor is a party to a share and asset purchase agreement, dated as of [•], 2014 by and among Cheetah Mobile Inc., Cheetah Technology Corporation Limited, Beike Internet (Beijing) Security Technology Co., Ltd., Hongkong Zoom Interactive Network Marketing Technology Limited, Beijing Pzoom Interactive Network Marketing Technology Co., Ltd., Beijing Jishi Interactive Network Marketing Technology Co., Ltd., Shanghai Qisou Internet Technology Co., Ltd., Focus Ad Network Marketing Technology Limited, Xiaoxia Ma, and Yu Cheng (the “SPA”);

Whereas, pursuant to the SPA, the Assignor agrees to assign and transfer certain contracts to the Assignee;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENTS

1.                                     Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed to such terms in the SPA.

2.                                     Assignment and Assumption. Assignor hereby irrevocably transfers and assigns to Assignee all of Assignor’s rights, assets, privileges and powers under the following contracts (the “Assigned Contracts”), with all liabilities, obligations, covenants and representations and warranties of Assignor thereunder, as the same were held, performed and observed by Assignor immediately prior to the Effective Date, except as otherwise set forth below, and Assignee hereby accepts such transfer and assignment and assumes the due and punctual observance and performance of each and every such liability, obligation, covenant and representation and warranty:

[list of Assigned Contracts]

3.                                     Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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4.                                     Governing Law. This Assignment shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Hong Kong.

5.                                     Further Assurances. The parties shall promptly execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Assignment.

6.                                     Amendment or Termination. None of the provisions of this Assignment shall be varied or terminated except by written agreement of the parties hereto.

7.                                     Severability. If any provision of this Assignment shall be held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Assignment shall not be affected thereby and each other term, covenant, condition and provision shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first above written.

[                                    ]

By:

Name:

Title:

[                                    ]

By:

Name:

Title:

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Exhibit B

Form of
Restricted Share Award Agreement

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Schedule 1
Basic Information about Group Company

Hongkong Zoom Interactive Network Marketing Technology Limited

1.	Company number	:	1692840

2.	Date of incorporation	:	21 December 2011

3.	Place of incorporation	:	Hong Kong

4.	Address of registered office	:	Room 1701 (206), 17/F Henan Building, No.90 Jaffe Road, Wan Chai, Hong Kong

5.	Type of company	:	Limited liability company

6.	Authorised share capital	:	HK$10,000 divided into 10,000 shares of HK$1 each

7.	Issued share capital	:	HK$10,000 divided into 10,000 shares of HK$1 each

8.	Members

	Full name	Registered address	Number of shares held
	Focus Ad Network Marketing Technology Limited	P.O. Box 4389, Road Town, Tortola, British Virgin Islands	10,000 shares

9.	Directors	:

	Full name		Registered address
	Ms. Ma Xiaoxia		No.26 Shifu West Road Fu, Talent Exchange Centre, No.8 Jiefang, Qingnian Road, Kundulun District, Baotou City, Neimengu, China
10.	Secretary

	Full name		Usual residential address
	Companies Registrations & Secretary Limited		Room 1701, 17/F Henan Building, No.90 Jaffe Road, Wan Chai, Hong Kong

11.	Accounting reference date	:

12.	Auditors	:

13.	Business activities	:	Mobile advertising

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Schedule 2
Assigned Contracts and Trademarks

Part A: Assigned Contracts to be Renewed with New Parties

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Part B: Assigned Contracts with Accounts Receivables to be Transferred

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Part C: Trademarks

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Schedule 3
Selling Party Warranties1

1.                                      Ownership of the Purchased Shares and the Purchased Assets

1.1                               Selling Shareholder and Founder are the legal and beneficial owner of the Purchased Shares and have the requisite power and authority to deliver the Purchased Shares to Purchaser free and clear from any Encumbrance.

1.2                               Each Contract Assignor, as applicable, has valid leasehold interests in the Assigned Lease that it purports to hold under the Assigned Lease, and valid rights under the Assigned Contracts that it purports to hold (or that arise) under the Assigned Contract, in each case free and clear from any Encumbrance.

1.3                               The Purchased Assets constitute all the necessary and relevant assets required for the Group to conduct the Business immediately after the Completion Date without interruption in the ordinary course of business as it has heretofore been conducted by the Group, Beijing Pzoom and Beijing Jishi without giving effect to any changes in the conduct of the Business by the Group.

2.                                      Organization; Capacity and Authority

2.1                              The Group Company is private company limited by shares duly incorporated and validly existing under the Laws of Hong Kong.  The Group Company has all requisite corporate power and authority to own and operate its assets and properties and to carry on its Businesses as currently conducted and proposed to be conducted.  Prior to the Completion Date, Purchaser has been provided true and complete copies of the memorandum and articles of association of the Group Company (having attached to them copies of all resolutions and other documents required by law to be so attached and all amendments made to date and fully set out the rights and restrictions attaching to the share capital of the Group Company).  The statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of the Group Company have been properly kept and contain a record of the matters which should be dealt with in those books and such record is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.2                               Each of Contract Assignors is a limited liability company duly incorporated and validly existing under the Laws of the PRC, and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and proposed to be conducted.

2.3                               The Group Company and each Selling Party have the requisite power and authority to enter into, perform and deliver this Agreement and the other Transaction Documents to which it is a party.  The obligations of the Group Company and each Selling Party under this Agreement constitute, and the obligations of the Group Company and  each Selling Party under the other Transaction Documents to which it is a party will when executed and delivered, constitute binding obligations of it enforceable against it in accordance with their respective terms.

1 To be updated pursuant to due diligence results.

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2.4                               The execution and delivery of, and the performance by the Group Company and each Selling Party of their respective obligations under this Agreement and the other Transaction Documents do not and will not:

(A)                               result in a breach of any Law;

(B)                               result in a violation of or conflict with any provision of the articles of association or bylaws or similar organizational documents of the Group Company, Contract Assignor;

(C)                               result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;

(D)                               with or without notice, lapse of time or both, violate or result in a breach of, or constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate or cancel any Assigned Contracts, Facebook Contract, Google Contracts, or other contract, agreement, consent or other instrument to which the Group Company is a party, or by which the Group Company’s assets or properties may be bound;

(E)                                result in the imposition of any Encumbrance or restriction on the Purchased Shares or the Purchased Assets (with or without notice, lapse of time or both);

(F)                                 result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or

(G)                               require the consent of any other Person.

2.5                               Section 2.5 of the Disclosure Schedule sets forth a list of each Authorization of any Authority or of any other Person, and each declaration to or filing or registration with any Authority required in connection with the execution of this Agreement and other Transaction Documents by the Group Company or Selling Party, as applicable, the consummation of the Transactions, and the performance of their respective obligations hereunder and thereunder.

2.6                               There is no dispute concerning and the title of Selling Shareholder and Founder to the Purchased Shares or her/his ability to sell the same and no person has claimed or is likely to claim to have title to the same or be entitled to any interest therein.  Neither Selling Shareholder nor Founder is engaged in any litigation, arbitration or other proceedings in any way relating to Selling Shareholder and Founder’s title to the Purchased Shares, and no Group Company has received any application for the rectification of the register of members in respect of Selling Shareholder or Founder’s title or ownership of the Purchased Shares.  There are no circumstances likely to give rise to any matter referred to in this Section 2.6.

2.7                               There is no dispute concerning and the title of the Contract Assignors to the Purchased Assets or their abilities to sell the same and no person has claimed or is likely to claim to have title to the same or be entitled to any interest therein.  None of the Selling Parties is engaged in any litigation, arbitration or other proceedings in any way relating to the title of the Contract Assignors to the Purchased Assets, and none of the Selling Parties has received any application for the rectification of their respective title or ownership of the Purchased Assets. There are no circumstances likely to give rise to any matter referred to in this Section 2.7.

3.                                      Capital Structure; Subsidiary

3.1                               As of the date hereof and the Completion Date, the authorized share capital of HK Pzoom is HK$10,000 divided into 10,000 shares of HK$1 each, of which 10,000 shares are issued and

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outstanding and are held of record by Selling Shareholder, free and clear of any Encumbrance, except for that set forth in Section 3.3 below.

3.2                               [RESERVED]

3.3                               Founder is the beneficial owner for 10,000 shares of HK Pzoom held by and under the name of Selling Shareholder.

3.4                               The information set forth in Schedule 1 and Schedule 2 is true and accurate on the date hereof and on the Completion Date.

3.5                               The Purchased Shares have been duly authorized and validly allotted and issued, are fully paid and non-assessable, and represent 100% of the total issued share capital of HK Pzoom on the date hereof and on the Completion Date.

3.6                               [RESERVED]

3.7                               Save for this Agreement, there is no outstanding option, warrant, call, agreement, commitment or other rights of any kind which obligates the Group Company, Selling Shareholder or Founder to issue, deliver or sell, pledge, grant any security interest on or otherwise encumber, or cause to be issues, delivered or sold, pledged or encumbered or a security interest to be granted on, any share capital or assets of the Group Company, or obligates the Group Company, Selling Shareholder or Founder to grant, extend or enter into any such option, warrant, call, agreement, commitment or other rights.

3.8                               No Group Company, directly or indirectly has any subsidiary and, as of the Completion Date, nor will, directly or indirectly, own or Control, directly or indirectly, any interests in any other corporation, partnership, trust, joint venture, company, association or other business entity.

3.9                               There are no voting trusts, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares or other equity interest in the Group Company except for that set forth in Section 3.3 above.

4.                                      Compliance

The Group Company is and has been in compliance in all material respects with all applicable Laws.

5.                                      Financial Statements

The Financial Statements have been furnished to Purchaser and:

(A)                               were prepared in accordance with [•], applied on a basis consistent throughout the periods indicated;

(B)                               give a true and fair view of the assets, liabilities and financial position of the Group Company as of the dates thereof and the results of operations for the accounting period ended on each such date; and

(C)                               are complete and accurate in all respects.

6.                                      Absence of Undisclosed Liabilities

No Group Company has any Liabilities other than Liabilities reflected in the Financial Statements and Liabilities incurred in the ordinary course of business.

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7.                                      Accounting Records

The accounting records of the Group Company have been kept on a proper and consistent basis, are up-to-date and contain complete and accurate details of the business activities of such Group Company and of all matters required by the Companies Ordinance and other applicable laws, regulations and guidelines to be entered in them.

8.                                      Events since the Balance Sheet Date

Since the Balance Sheet Date:

(A)                               there has been no Material Adverse Effect; and

(B)                               the business of the Group Company has been carried on in the ordinary and usual course, and in the same manner (including nature and scope) as in the past and no unusual or onerous contract or extraordinary transactions or material agreement differing from the routine contracts necessitated by the nature of its trade has been entered into by the Group Company.

9.                                      Accounts Receivable

Subject to any reserves set forth in the Financial Statements, all accounts receivable of the Group Company, Contract Assignors shown in the Financial Statements (i) are fully and timely collectible subject to no setoffs or counterclaims, (ii) represent and will represent bona fide claims against debtors for sales and other charges, (iii) are payable on ordinary trade terms,  and (iv) are not subject to discount except for normal cash and immaterial trade discounts.

10.                               Contracts; Assigned Contracts

10.1                        Section 10.1 of the Disclosure Schedule sets for a true, complete and correct list of all contracts, agreements, indenture, note, bond, loan, instrument, lease, mortgage, license, commitment or other arrangement or agreement, whether written or oral, to which the Group Company  is a party or by which it is bound (the “Company Contracts”).

10.2                        The Assigned Contracts are all developer, publisher and customer contract necessary for and relating to the Business and were originally entered into by Contract Assignor.

10.3                        Each of the Company Contracts, the Assigned Contracts and the Assigned Lease is in full force and effect, and is the legal, valid and binding obligation of the Group company, Contract Assignor, as the case may be, and, to the Knowledge of the Selling Parties, is valid, binding and enforceable against the other parties thereto.

10.4                        True and complete copies of the Company Contracts, the Assigned Contracts and the Assigned Lease and each amendment, supplement, waiver or modification thereto have been provided to Purchaser prior to the Completion Date.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid by or payable to the Group Company, Contract Assignor, as the case may be, under any current or completed Company Contracts or any Assigned Contracts or the Assigned Lease with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

10.5                        With respect to the performance by the Group Company, Contract Assignors of their respective obligations under the Company Contracts, the Assigned Contracts, or the Assigned Lease, as applicable, no event of default or non-compliance, or event which with the passage

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of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such contract. With respect to the performance by any other party of its obligations under the Company Contracts, the Assigned Contracts or the Assigned Lease, to the Knowledge of the Selling Parties no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such contract.

10.6                        As of the Completion Date, each Assigned Contract and Assigned Lease will be validly assigned to Purchaser or its Affiliates pursuant to this Agreement, the Assignment and Assumption Agreement and the Assignment and Assumption of Lease, and such assignment will not constitute a default under any Assigned Contract or the Assigned Lease.

11.                               FCPA

11.1                        No Group Company has, and none of their respective directors, officers, agents, employees, affiliates or other person associated with or acting on behalf of such Group Company has, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.  The Group Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA and other applicable anti-bribery or anti-corruption Law.

12.                               Bank Accounts

12.1                        Section 12.1 of the Disclosure Schedules sets forth a true, correct and complete list of bank accounts and investment accounts of any nature maintained by the Group Company, including the name of each bank or other institution, account numbers and a list of signatories to each account.

13.                               Insolvency

13.1                        (i) No resolution has been passed in relation to the Group Company or any Contract Assignor, (ii) no step has been taken in relation to the Group Company or any Contract Assignor and (iii) no Proceedings have been started, or threatened, against the Group Company or any Contract Assignor, in each case, for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

14.                               Licenses and Permits

14.1                        Section 14.1 of the Disclosure Schedules sets forth a list, together with a description of type, duration and status, of each of the material Licenses and Permits held by the Group Company. The Selling Shareholder has provided Purchaser with true and complete copies of all material Licenses and Permits. The Group Company is in compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or threatened relating to the revocation or limitation of any of the Licenses and Permits except as may be required in connection with consummation of the transactions contemplated hereby.

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15.                               Litigation

15.1                        (a) There are no investigations, audits or Proceedings pending or, to the Selling Parties’ Knowledge, threatened against or affecting the Group Company or any Contract Assignor or any of their respective assets, (b) there are no unsatisfied judgments of any kind against the Group Company or any Contract Assignor or any of their respective assets and (c) none of the Group company or any Contract Assignor is subject to any judgment, order, decree, rule or regulation of any court or Authority.

16.                               Intellectual Property and Information Technology

16.1                        Group IP. Section 16.2 of the Disclosure Schedules sets forth a complete and accurate list of all Intellectual Property that is owned by the Group Company, is related to, or used or held for use in, the Business (the “Group IP”).  HK Pzoom is the sole and exclusive owner and, with respect to applications and registrations, record owner, of the Group IP, free and clear of all Encumbrances, and all Group IP is subsisting and, is valid and enforceable.  None of the Group IP is subject to any proceeding before, outstanding order, writ, or injunction of or stipulation with any Authority, or any contract or agreement entered into in settlement of such a proceeding, restricting the use, transfer or licensing by the Group Company  or any Contract Assignor, as applicable, thereof.  None of the Group IP is subject to any exclusive outbound licenses or any non-exclusive outbound licenses (other than non-exclusive licenses granted to developers in the ordinary course of business).

16.2                        No Infringement. The conduct of the Business, as such Business has been conducted, is presently conducted and is proposed to be conducted, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) against the Group Company or the Selling Parties or, to the Selling Parties’ Knowledge, any other Person. To the Knowledge of the Selling Parties, no Person is infringing, misappropriating, or otherwise violating any Group IP or any Purchased Intangible Assets in a manner that would reasonably be expected to be material to the Group Company  and the Business, and no such claims have been asserted or threatened against any Person by the Group Company or any Selling Party or, to the Selling Parties’ Knowledge, any other Person.

16.3                        Sufficiency. The Group IP, the Purchased Intangible Assets and the Group Open Source Software comprise all of the Intellectual Property rights necessary to run the Business as currently conducted and as proposed to be conducted.

16.4                        Trade Secrets. The Group Company and the Selling Parties take reasonable measures to protect the confidentiality of trade secrets owned, used or held for use by the Group. To the Selling Parties’ Knowledge, there has not been any disclosure or publication of any trade secrets owned by the Group Company, the Selling Parties or their Affiliates to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other proprietary rights in and to such information (other than when the Group company, the Selling Parties or their Affiliates, as applicable, have made a commercially reasonable, bona fide decision to no longer maintain the information as confidential).

16.5                        Company Software.  With respect to the use of Software and Technology and Documentation in the Business, (i) none of the Group Company has experienced any material defects in such Software or Technology and Documentation, including any material error or omission in the processing of any transactions, other than defects which have been corrected, remediated, or otherwise sufficiently addressed so as to render them immaterial, (ii) to Selling Parties’ Knowledge, no such Software or Technology and Documentation owned by the Group Company or used in the Business contains any device or feature designed to permit unauthorized access, disrupt, disable, or otherwise harm, damage or impair the functioning of any Software, Technology and Documentation or systems, and (iii) the Group Company has

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not delivered, licensed or made available, and the Group Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software owned by the Group Company or used in the Business to any escrow agent or other Person, except for (A) source code made available to employees and independent contractors to the extent necessary to permit such employees and independent contractors to perform their duties for the benefit of the Group and (B) source code for the SDKs provided to app developers in the ordinary course of business.

16.6                        Information Technology; Security.  Each of the Group company has taken reasonable steps and implemented reasonable procedures designed to protect its information technology systems from (i) the inclusion of any device or feature designed to permit unauthorized access, disrupt, disable or otherwise harm, damage or impair Software, hardware or data, and (ii) unauthorized access, use, modification or other misuse. To Selling Parties’ Knowledge, there have been no material security breaches in the information technology systems of the Group Company. There have been no disruptions in any of the information technology systems of the Group Company that have materially adversely affected the Business or operations of the Group Company.

16.7                        Open Source Materials.  Section 16.8 of the Disclosure Schedules sets forth a list of all Open Source Materials used by the Group Company in relation to the Business and the licenses applicable thereto (“Group Open Source Software”).  Each of the Group company is in compliance with the terms and conditions of all licenses for the Open Source Materials used by it, including all copyright notice and attribution requirements. The Group Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, (ii) distributed Open Source Materials in conjunction with, or (iii) used Open Source Materials in connection with, any Software owned by it, in such a way that, with respect to (i), (ii) or (iii), requires any source code of Software owned by it to be (A) offered, disclosed, or distributed, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, in each case to any Person.

16.8                        Inbound Licenses.  Other than the Group Open Source Software and licenses to use the information technology systems licensed or leased from vendors in the ordinary course of business, none of the Group company licenses any Intellectual Property material to the Business from any third Person.

16.9                        Privacy.  None of the Group company has ever transferred, sold, rented or otherwise made available any Personal Data (including name, address, telephone number or email address) of any natural person to any Person.  Each of the Group company has at all times complied with all applicable Privacy Laws/Policies in all material respects.  No claims have been asserted or threatened against the Group Company (or any of their Affiliates in relation to the Business), alleging a violation of any Person’s privacy or personal information or data rights (or of any applicable Privacy Laws/Policies).  Each of the Group company has taken commercially reasonable steps to implement and maintain a system of internal controls designed to provide reasonable assurance that it complies with all applicable Privacy Laws/Policies.

16.10                 Intellectual Property Indemnification Obligations.  There are no contracts, agreements or other arrangements between the Group Company and any other Person wherein or whereby the Group Company has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such Person with respect to any infringement, misappropriation, dilution or other violation of Intellectual Property.

16.11                 Communications with Facebook and Google.  Neither Facebook nor Google has never asserted to the Group Company, the Selling Parties or their Affiliates that the Group Company, Beijing Pzoom, Beijing Jishi or the Business was in violation of any provision of

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any Facebook Contract or Google Contracts, as applicable, or otherwise governing the Business, and neither Facebook nor Google has prevented the Group Company, any Selling Party or their respective Affiliates from offering, and has never threatened to prevent the Group Company, any Selling Party or their respective Affiliates from offering, any products or services related to the Business pursuant to the Facebook Contract or the Google Contracts, as applicable.

17.                               Property

17.1                        No Group Company owns any real property.

17.2                        Section 17.2 of the Disclosure Schedules sets forth a true and complete list of all leases of real property to which the Group Company is a party or by which the Group Company is bound, in each case, as of the date hereof (collectively, the “Real Property Leases”).

17.3                        Each of the Real Property Leases and the Assigned Lease is a valid, binding and legally enforceable obligation of the Group company or Beijing Pzoom, as the case may be, and, to the Selling Parties’ Knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.  Each of the Real Property Leases and the Assigned Lease is in full force and effect and neither the Group Company nor Beijing Pzoom, as applicable, is (with or without notice or lapse of time, or both) in breach or default under any such Real Property Lease and, to the Selling Parties’ Knowledge, no other party to any such Real Property Lease or the Assigned Lease is (with or without notice or lapse of time, or both) in breach or default thereunder.

18.                               Employment

18.1                        Section 18.1 of the Disclosure Schedules contains a true and complete list of (i) all employees of the Group Company and each such employee’s location of employment, title or position, hourly rate or salary, 2013 bonus and 2014 target bonus, classification as exempt or non-exempt, [and whether such employee is employed at-will or has any entitlement to severance or notice period in connection with the termination of employment, and (ii) all individuals who act as independent contractors or consultants to the Group Company].

18.2                        Section 18.2 of the Disclosure Schedules contains a true and complete list of all employee share incentive schemes, share option schemes or profit sharing schemes or other bonus or benefit schemes or plans of the Group Company(each an “Employee Plan”).  Selling Shareholder has heretofore made available to Purchaser a true and complete copy of each Employee Plan and any amendments thereto.

18.3                        No Person has come to any arrangement pursuant to which any Person is to receive from the Group Company any severance related, incentive related or other payment as a result of the entering into of this Agreement.

18.4                        No Group Company has any outstanding undischarged Liability to pay any Authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by the Group Company.

18.5                        No Group Company is under any legally binding liability (actual or contingent) to pay or secure any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

18.6                        None of the Group company or the Selling Parties is not aware of any employee of the Group Company or any Key Employee leaving the Group or Beijing Pzoom, as applicable, other

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than resignation from Beijing Pzoom and employment by Purchaser (or its Affiliates) of the Key Employees as contemplated by this Agreement.

19.                               Tax

19.1                        The Group Company has timely filed all Tax returns and reports that are or were required by applicable Law to be filed by it.  All such Tax returns filed by the Group Company are true, correct and complete in all respects and were prepared in compliance with all applicable Laws.

19.2                        The Group Company has timely paid all Taxes required to be paid by it and each Contract Assignor has paid all Taxes relating to the Purchased Assets.

19.3                       No Group Company is a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or arrangement relating to Taxes that will require any payment by the Group Company after the Completion Date.

19.4                        There are no liens for Taxes upon any property or assets of the Group Company or the Purchased Assets except for statutory liens accruing but not yet due and payable.

19.5                        None of the Group Company or the Selling Parties has received a ruling from any Tax Authority with respect to the Group Company or the Purchased Assets.

19.6                        Section 19.6 of the Disclosure Schedule contains a complete and accurate list of all Tax Returns of the Group company or the Contract Assignors that have been audited or that are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested.   All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Section 19.6 of the Disclosure Schedule. The Selling Parties have delivered to Purchaser copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  None of the Group company or the Selling Parties has been informed in writing by any Authority of the commencement or anticipated commencement of any such audit. Section 19.6 of the Disclosure Schedules contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Neither the Group Company nor Contract Assignor (to the extent relating to the Purchased Assets) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such waiver or extension) has not expired.

20.                               Securities

20.1                        Each Selling Party understands that the Consideration Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Consideration Shares as principal for its own account and not with a view to, or for distributing or reselling such Consideration Shares or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, such Selling Party does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable U.S. federal and U.S. state securities laws. Such Selling Party is acquiring the Consideration Shares hereunder in the ordinary course of its business. Such Selling Party does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Consideration Shares to or through any person or entity.

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20.2                        At the time such Selling Party was offered the Consideration Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

20.3                        No Selling Party is purchasing the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

20.4                        Each Selling Party, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Such Selling Party is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment.

20.5                        Each Selling Party acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Cheetah Mobile concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about Cheetah Mobile, its subsidiaries and variable interest entities and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Cheetah Mobile possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Selling Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Consideration Shares.

20.6                        No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Cheetah Mobile or any Selling Party for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Selling Party.

20.7                        Independent Investment Decision. Each Selling Party has independently evaluated the merits of its decision to acquire Consideration Shares pursuant to this Agreement, and such Selling Party confirms that it has not relied on the advice of any other Selling Party’s business and/or legal counsel in making such decision. Such Selling Party understands that nothing in this Agreement or any other materials presented by or on behalf of Cheetah Mobile to the Selling Party in connection with the purchase of the Consideration Shares constitutes legal, tax or investment advice. Such Selling Party has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Consideration Shares.

20.8                        Each Selling Party understands that the Consideration Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and U.S. state securities laws and that Cheetah Mobile is relying in part upon the truth and accuracy of, and such Selling Party’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Selling Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Selling Party to acquire the Consideration Shares.

20.9                       Each Selling Party understands that no U.S. federal or U.S. state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares or the fairness or suitability of the investment in the

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Consideration Shares nor have such authorities passed upon or endorsed the merits of the offering of the Consideration Shares.

20.10                 Each Selling Party’s residence (if an individual) or office in which its investment decision with respect to the Consideration Shares was made (if an entity) are located at the address as indicated in the preamble hereto.

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Schedule 4
Disclosure Letter

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Schedule 5
Pzoom Management and Key Employees

A. Members of Pzoom Management

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B. Key Employees

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Schedule 6
Purchased Tangible Assets

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIGNED by	)
duly authorised for and on behalf of	) /s/ Sheng Fu
CHEETAH MOBILE INC.	)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	) /s/ Sheng Fu
CHEETAH TECHNOLOGY	)
CORPORATION LIMITED	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	) /s/ Xiaoxia Ma
HONGKONG ZOOM INTERACTIVE	)
NETWORK MARKETING	)
TECHNOLOGY LIMITED	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	) /common seal/
BEIKE INTERNET (BEIJING))
SECURITY TECHNOLOGY CO., LTD.	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	) /s/ common seal
BEIJING PZOOM INTERACTIVE	) /s/ Yu Cheng
NETWORK MARKETING	)
TECHNOLOGY CO., LTD.	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	)
BEIJING JISHI INTERACTIVE	) /common seal/
NETWORK MARKETING	) /s/ Yu Cheng
TECHNOLOGY CO., LTD.	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
FOCUS AD NETWORK MARKETING	) /s/ Xiaoxia Ma
TECHNOLOGY LIMITED	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
duly authorised for and on behalf of	) /common seal/
SHANGHAI QISOU INTERNET	) /s/ Yu Cheng
TECHNOLOGY CO., LTD.	)
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
YU CHENG	) /s/ Yu Cheng
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]

SIGNED by	)
XIAOXIA MA	) /s/ Xiaoxia Ma
)
in the presence of:	)

[Signature Pages to Share and Asset Purchase Agreement]